Exhibit 99.1

CONTACT:

David Gillespie, President & CEO	Rob Schatz
H2Diesel Holdings, Inc.	Wolfe Axelrod Weinberger Associates, LLC
713-973-5720	212-370-4500

H2Diesel Announces Appointment of Michael Burstein as Chief Financial Officer

Houston Texas., September 11, 2007 -- H2Diesel Holdings, Inc. (OTC Bulletin Board: HTWO) today announced the appointment of Michael Burstein as Chief Financial Officer.

Mr. Burstein has a diverse background in finance that spans over 15 years. Previous to his appointment at H2Diesel, he served as the Chief Financial Officer and Vice President of Operations for S2 Systems, a leading supplier of enterprise payment transaction solutions for the financial services sector, where he was responsible for managing all of the Company’s financial, legal, consulting services, and human resource activities on a global basis. Additionally, Mr. Burstein held the position of Chief Financial Officer for Navini Networks, a leading provider of Mobile WIMAX™ solutions, where he oversaw all of the company’s financial operations on a worldwide level.

He also served as Chief Financial Officer and Head of Global Operations for EXE Technologies, a developer and supplier of supply chain execution software for e-commerce and traditional businesses, where he managed all of the company’s financial and operational activities worldwide and assumed direct responsibility for the company’s domestic services and support organization of over 220 professionals. At EXE, he oversaw the growth to over $115 million in annual revenues and spearheaded the company’s successful initial public offering in August, 2000.

Mr. Burstein was also the Vice President, Chief Financial Officer, and Chief Operating Officer of Sequel Systems and Vice President and CFO of Paradigm Geophysical Limited where his duties included budgeting, forecasting, internal and external reporting, investor relations, and mergers and acquisitions.

Earlier in his career, he worked at Occidental Chemical Corporation as a Senior Financial Analyst and then worked his way up to Manager in their corporate energy group, where he was responsible for managing the acquisition of natural gas, electricity, steam and fuel oil for company-owned manufacturing plants. At Occidental, Mr. Burstein was responsible for evaluating and developing cogeneration opportunities, representing the company’s interests before regulatory agencies, negotiating power sales agreements and overseeing the corporate energy efficiency program.

Mr. Burstein holds a Master of Business Administration and Bachelor of Science in Electrical Engineering from Southern Methodist University.

“We’re very excited to have an individual with the depth and breadth of experience that Michael Burstein has as our CFO,” stated David Gillespie, President and Chief Executive Officer of H2Diesel. “Michael’s long experience in the financial arena and capital markets coupled with his direct energy industry background will be a tremendous asset as we continue to execute our business plan for commercializing our renewable biofuel.”

Mr. Burstein commented,” I’m looking forward to joining the H2Diesel team. The Company’s unique biofuel represents a great opportunity in the rapidly expanding renewable energy field and I’m delighted to be a part of it.”

About H2Diesel Holdings, Inc.

H2Diesel is a development stage company that holds an exclusive license for North America, Central America and the Caribbean to proprietary technology for the manufacture of an alternative biofuel from domestically produced vegetable oils that is intended to be marketed as a heating fuel, fuel for power generation, or alternatively, as a new class of biofuel or fuel additive. H2Diesel believes its biofuel can be used directly for home heating and power generation and also potentially as a motor fuel. The Company further believes its proprietary biofuel will provide a cheaper, renewable alternative energy source with significantly lower emissions than traditional fuels and a cleaner and more efficient alternative to heating oil. H2Diesel's business model calls for establishing biofuel production facilities directly and through sublicensing of its technology to qualified licensees.

This news release contains forward-looking statements. These forward-looking statements concern the Company's operations, prospects, plans, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward looking statements. The risks and uncertainties related to our business include all the risks attendant a development stage business in the volatile energy industry, including, without limitation, the risks set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

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